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                                                                     Exhibit 8.1


                [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]


                                January 12, 2001

telecom technologies, inc.
1701 North Collins Blvd.
Suite 3000
Richardson, Texas 75080

Ladies and Gentlemen:

                  We have acted as special counsel to telecom technologies, inc., a Texas corporation ("TELECOM TECHNOLOGIES"), in connection with the proposed merger (the "MERGER") of Storm Merger Sub, Inc., a Texas corporation ("MERGER SUB") and wholly-owned subsidiary of Sonus Networks, Inc., a Delaware corporation ("SONUS"), with and into telecom technologies, pursuant to the Agreement and Plan of Reorganization (the "MERGER AGREEMENT") dated as of November 2, 2000, by and among Sonus, Merger Sub and telecom technologies. At your request, and in connection with the filing of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "REGISTRATION STATEMENT"), we are rendering our opinion concerning certain federal income tax consequences of the Merger.

                  For purposes of the opinion set forth below, we have relied, with the consent of Sonus and the consent of telecom technologies, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Sonus and telecom technologies dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the proxy statement/prospectus (the "PROXY STATEMENT/PROSPECTUS") contained therein, each as amended or supplemented through the date hereof. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.
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telecom technologies, inc.
January 12, 2001
Page 2


                  We have also assumed that: (i) the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and in accordance with the Contingency Escrow Agreement and the Option Escrow Agreement and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will qualify as a statutory merger under the applicable laws of the State of Texas; and (iii) the Merger will be reported by Sonus, Merger Sub and telecom technologies on their respective federal income tax returns in a manner consistent with the opinion set forth below.

                  Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that: (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by stockholders of telecom technologies who exchange all of their telecom technologies common stock solely for Sonus common stock pursuant to the Merger, except with respect to cash, if any, received in lieu of a fractional share interest in Sonus common stock.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                  This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. Further, no opinion is expressed with respect to the United States federal income tax consequences to telecom technologies stockholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their telecom technologies common stock through exercise of an employee stock option or otherwise as compensation, and shareholders who hold telecom technologies common stock as part of a "hedge," "straddle" or "conversion transaction").

                  We are furnishing this opinion to you solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.

                                Very truly yours,

                                /s/ Wachtell, Lipton, Rosen & Katz